EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Moody’s Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-57267, 333-57915,

333-60737, 333-64653, 333-68555, 333-81121, 333-47848, 333-103496, 333-126564 and 333-145127) of Moody’s Corporation (formerly known as The Dun & Bradstreet Corporation) of our report dated February 28, 2008, except for the effects of the change in the composition of reportable segments as discussed in Note 18, as to which the date is February 27, 2009, and except for the effects of the change in the manner of accounting for noncontrolling interests as discussed in Note 2, as to which the date is February 26, 2010, relating to the financial statements, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

New York, New York

February 26, 2010

110	MOODY’S 2009 10-K